UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 3, 2006
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32248 (Commission File Number)	06-1722127 (IRS Employer Identification No.)

420 Lexington Avenue New York, New York (Address of Principal Executive Offices)	10170 (Zip Code)

(212) 297-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On August 3, 2006, Gramercy Capital Corp. (the “Company”) issued a press release announcing the pricing of Gramercy Real Estate CDO 2006-1, its second $1 billion commercial real estate collateralized debt obligation (“CDO”).  The Company will utilize the proceeds from the CDO issuance to retire outstanding borrowings under existing secured repurchase agreements and to fund future debt investment activities.

The CDO securities will be issued by two newly formed subsidiaries of the Company, and will consist of $903.75 million investment-grade notes, plus non-investment grade bonds, preferred equity and equity which will be retained by the Company.

At issuance, the weighted-average interest rate of the investment grade securities will be 3-month LIBOR plus 36.95 basis points, excluding transaction costs.  The CDO will have an expected term of up to 10 years, and provides for a 5-year reinvestment period during which the Company can utilize the proceeds of loan repayments to finance new investments.  The Company expects the transaction to close on or about August 24, 2006, subject to satisfaction of customary closing conditions.

Together with Gramercy Real Estate CDO 2005-1 (“CDO 1”), a $1 billion commercial real estate CDO the Company issued in July 2005, the Company now has available to it $1.71 billion of long-term, investment-grade debt capacity with a blended spread of 3-month LIBOR plus 42.83 basis points.

A copy of the press release announcing the pricing of the CDO is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits

99.1         Press Release, dated August 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    August 9, 2006

GRAMERCY CAPITAL CORP.

By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Financial Officer